QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 12.1

TD BANK FINANCIAL GROUP

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

CANADIAN GAAP

	Nine months ended July 31, 2005	Twelve months ended October 31,
		2004	2003	2002	2001	2000
	(C$ millions except ratios)
Earnings:
Income (loss) before income taxes (per published Annual report)	2,165	3,205	1,490	(448)	1,264	1,398
Less: Preferred dividends		(78)	(87)	(93)	(92)	(66)
Non-controlling interest		(92)	(92)	(64)	(78)	(97)

Restated income (loss) before income taxes (Note 1)	2,165	3,035	1,311	(605)	1,094	1,235
Fixed charges, excluding interest on deposits	1,345	1,635	1,701	1,836	2,097	1,544

Subtotal	3,510	4,670	3,012	1,231	3,191	2,779
Interest on deposits	3,719	3,853	4,202	4,754	8,077	8,794

Total	7,229	8,523	7,214	5,985	11,268	11,573

Fixed Charges:
Interest expense, excluding interest on deposits	895	1,024	1,125	1,351	1,499	1,025
Interest component of rental expense	106	129	138	127	124	105
Amortization of subordinated indebtedness	244	312	259	201	304	251
Preferred dividends	49	78	87	93	92	66
Non-controlling interest	51	92	92	64	78	97

Subtotal	1,345	1,635	1,701	1,836	2,097	1,544
Interest on deposits	3,719	3,853	4,202	4,754	8,077	8,794

Total	5,064	5,488	5,903	6,590	10,174	10,338

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.61	2.86	1.77	0.67	1.52	1.80
Including interest on deposits	1.43	1.55	1.22	0.91	1.11	1.12

Note 1:	As of November 1, 2004, The Toronto-Dominion Bank adopted the Canadian Institute of Chartered Accountants (CICA) amendments to its accounting standard on financial instruments — disclosure and presentation on a retroactive basis with restatement of prior periods. As a result of these amendments, The Toronto-Dominion Bank was required to classify its existing preferred shares as liabilities and their corresponding distribution as interest expense.

U.S. GAAP

	Nine months ended July 31, 2005	Twelve months ended October 31,
		2004	2003	2002	2001	2000
	(C$ millions except ratios)
Earnings:
Income (loss) before income taxes	1,886	2,513	1,476	(638)	1,201	1,371
Fixed charges, excluding interest on deposits	1,345	1,635	1,701	1,836	2,097	1,544

Subtotal	3,231	4,148	3,177	1,198	3,298	2,915
Interest on deposits	3,719	3,853	4,202	4,754	8,077	8,794

Total	6,950	8,001	7,379	5,952	11,375	11,709

Fixed Charges:
Interest expense, excluding interest on deposits	895	1,024	1,125	1,351	1,499	1,025
Interest component of rental expense	106	129	138	127	124	105
Amortization of subordinated indebtedness	244	312	259	201	304	251
Preferred dividends	49	78	87	93	92	66
Non-controlling interest	51	92	92	64	78	97

Subtotal	1,345	1,635	1,701	1,836	2,097	1,544
Interest on deposits	3,719	3,853	4,202	4,754	8,077	8,794

Total	5,064	5,488	5,903	6,590	10,174	10,338

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.40	2.54	1.87	0.65	1.57	1.89
Including interest on deposits	1.37	1.46	1.25	0.90	1.12	1.13

QuickLinks

Exhibit 12.1